Exhibit 99.2

March 30, 2017

To:	Holders of InvenSense, Inc.

1.75% Convertible Senior Notes due 2018

and

Wells Fargo Bank, National Association,

707 Wilshire Boulevard, 17th Floor

Los Angeles, California 90017

Attn: Corporate Trust Department

Re:	Notice of Anticipated Merger Event and Specified Corporate Transaction Notice

Reference is hereby made to the Indenture, dated as of November 13, 2013 (the “Indenture”), between InvenSense, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”) relating to the Company’s 1.75% Convertible Senior Notes due 2018 (CUSIP No. 46123DAB2). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Indenture. A copy of the Indenture was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2013.

On December 21, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TDK Corporation, a company organized under the laws of Japan (“Parent” or “TDK”), and TDK Sensor Solutions Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Upon completion of the Merger, each share of common stock, par value $0.001 per share, of the Company (“Common Stock”) issued and outstanding immediately prior to the completion of the Merger, other than shares held by the Company as treasury stock, shares held by Parent or a subsidiary of the Company or Parent or shares held by a stockholder who perfects appraisal rights in accordance with Delaware law, will automatically be cancelled and converted into the right to receive $13.00 in cash, without interest.

In accordance with Section 10.06(b)(ii) of the Indenture, the Company hereby gives notice that completion of the Merger would constitute a Merger Event under the Indenture. Completion of the Merger remains subject to the closing conditions of the Merger Agreement. Subject to the satisfaction or waiver of these closing conditions, the Company currently anticipates that the Merger will be completed on May 18, 2017 or soon thereafter. The Company is providing this notice of an anticipated Merger Event solely to comply with its obligations under the Indenture. The Company, however, is unable to give any assurances as to the actual date of the Merger Event or if it will occur at all.

As the holders of Common Stock will receive solely cash consideration in connection with the Merger, the Company will, in connection with completion of the Merger, enter into a Supplemental Indenture modifying the Indenture to provide that, on and after the effective date of the Merger, the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate of 45.6830 shares of Common Stock per $1,000 principal amount of Notes, multiplied by the consideration per share of Common Stock in the Merger, $13.00 per share.

In accordance with Section 10.01(a)(iv) of the Indenture, this Notice constitutes a Specified Corporate Transaction Notice and Holders may surrender their Notes for conversion at any time from March 31, 2017 until the Close of Business on the earlier of (a) the 35th Trading Day immediately following the effective date of the Merger or (b) if the Merger is effected, the Business Day immediately preceding the Fundamental Change Purchase Date. The Fundamental Change Purchase Date will be specified in the Notice of Fundamental Change, Make-Whole Fundamental Change and Right to Convert to be provided to the holders of the Notes following the completion of the Merger. The Conversion Rate in effect on the date of this Notice of 45.6830 shares of Common Stock per $1,000 principal amount of Notes equates to a Conversion Price of approximately $21.89 per share. The Merger, if completed, will constitute a Fundamental Change and a Make-Whole Fundamental Change under the Indenture. However, in accordance with Section 10.07 of the Indenture, the Conversion Rate for conversions in connection with a Make-Whole Fundamental Change as described in the Indenture will not be increased. Further, no adjustments to the Conversion Rate pursuant to Section 10.05 of the Indenture are required, as a result of the Merger. Upon a Fundamental Change, the Company will send a separate notice pursuant to Article 3 of the Indenture regarding the right of Holders to require the Company to repurchase for cash their Notes at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, to, but not including, the Fundamental Change Purchase Date, in accordance with Article 3 of the Indenture.

In the event of any conflicting information in this Notice and in the Indenture, the information in the Indenture will control. Noteholders should not assume that the information in this Notice is accurate as of any date other than the date hereof.

INVENSENSE, INC.

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